EXHIBIT 10(m)-CREDIT AGREEMENT ($250 MILLION CREDIT FACILITY)

CREDIT AGREEMENT

Dated as of January 11, 2002

AMONG

BEMIS COMPANY, INC.,

THE BANKS LISTED HEREIN,

BANK ONE, NA,

AS ADMINISTRATIVE AGENT,

AND

WACHOVIA BANK, N.A.,

AS SYNDICATION AGENT

$250,000,000

Arranged by

Banc One Capital Markets, Inc.

and

Wachovia Securities, Inc.,

as Co-Lead Arrangers and Joint Book Runners

TABLE OF CONTENTS

SECTION

SECTION 1.	INTERPRETATIONS AND DEFINITIONS
	1.1	Definitions
	1.2	Other Definitional Provisions

SECTION 2.	THE LOANS
	2.1	The Loans
	2.2	Limitations on Borrowings and Interest Periods; Loans Pro Rata
	2.3	Method of Borrowing . .
	2.4	The Notes
	2.5	Maturity of Loans
	2.6	Interest Rates
	2.7	Fees
	2.8	Optional Termination or Reduction of Commitments
	2.9	Voluntary Prepayments
	2.10	General Provisions as to Payments.
	2.11	Computation of Interest and Fees . .
	2.12	Funding Losses.

SECTION 3.	CONDITIONS OF LENDING
	3.1	All Loans
	3.2	Initial Loans

SECTION 4.	CHANGE IN CIRCUMSTANCES AFFECTING EURODOLLAR LOANS
	4.1	Basis for Determining Interest Rate Inadequate
	4.2	Illegality
	4.3	Increased Costs and Rate of Return

SECTION 5.	REPRESENTATIONS AND WARRANTIES
	5.1	Corporate Existence and Power
	5.2	Corporate Authorization
	5.3	Binding Effect.
	5.4	Financial Statements
	5.5	Litigation
	5.6	Taxes
	5.7	Governmental and other Approvals .
	5.8	Compliance with ERISA
	5.9	Environmental Matters .

SECTION 6.	COVENANTS
	6.1	Financial Statements

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6.2	Maintenance of Existence
6.3	Maintenance of Properties
6.4	Compliance with Laws
6.5	Notice of Proceedings
6.6	Use of Proceeds
6.7	Payment of Taxes
6.8	Insurance
6.9	Maximum Consolidated Debt to Total Capital Ratio
6.10	Minimum Consolidated Net Worth
6.11	Negative Pledge
6.12	Consolidations, Mergers and Sales of Assets

SECTION 7. EVENTS OF DEFAULT

SECTION 8. THE ADMINISTRATIVE AGENT
8.1	Appointment; Nature of Relationship.
8.2	Powers
8.3	General Immunity.
8.4	No Responsibility for Loans, Recitals, etc
8.5	Action on Instructions of Banks.
8.6	Employment of Agents and Counsel.
8.7	Reliance on Documents; Counsel.
8.8	Administrative Agent’s Reimbursement and Indemnification.
8.9	Notice of Default
8.10	Rights as a Bank
8.11	Bank Credit Decision.
8.12	Successor Administrative Agent.
8.13	Administrative Agent and Arranger Fees.
8.14	Delegation to Affiliates.
8.15	Syndication Agent

SECTION 9. MISCELLANEOUS
9.1	Notices
9.2	Amendments and Waivers; Cumulative Remedies
9.3	Successors and Assigns
9.4	Indemnification by the Borrower; Documentary Taxes
9.5	Sharing of Set-Offs
9.6	Collateral
9.7	Counterparts
9.8	Headings; Table of Contents
9.9	Governing Law

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CREDIT AGREEMENT

CREDIT AGREEMENT (this “Agreement”) dated as of January 11, 2002 among BEMIS COMPANY, INC., a Missouri corporation (the “Borrower”), the BANKS listed on the signature pages hereof (together with their respective successors and assigns, the “Banks”), BANK ONE, NA (“Bank One”), a national banking association having its principal office in Chicago, Illinois, as administrative agent for the Banks (the “Administrative Agent”), and WACHOVIA BANK, N.A., as Syndication Agent.

The parties hereto agree as follows:

SECTION 1. INTERPRETATIONS AND DEFINITIONS

1.1           Definitions. The following terms, as used herein, shall have the following respective meanings:

“Administrative Agent” has the meaning set forth in the introductory paragraph.

“Administrative Questionnaire” means, for any Bank, the administrative questionnaire submitted by such Bank to the Administrative Agent that sets forth certain administrative details requested by the Administrative Agent.

“Alternate Base Rate” means, for any day, a rate of interest per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of the Federal Funds Effective Rate for such day plus ½% per annum.

“Approved Fund” means any Fund that is administered or managed by (a) a Bank, (b) an affiliate of a Bank or (c) an entity or an affiliate of an entity that administers or manages a Bank.

“Assignment and Acceptance” means an assignment and acceptance agreement, substantially in the form of Exhibit D hereto.

“Bank One” has the meaning set forth in the introductory paragraph.

“Banks” has the meaning set forth in the introductory paragraph.

“Base Rate Loan” means a Loan which the Borrower specifies pursuant to Section 2.3 shall be a Base Rate Loan.

“Borrower” has the meaning set forth in the introductory paragraph.

“Business Day” means (i) with respect to any borrowing, payment or rate selection of Eurodollar Loans, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago and New York City for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in Dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be make on the Fedwire system.

“Change of Control” means the occurrence of any of the following events: (x) any “person” or “group” (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934 (the “Exchange Act”) becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of 20% or more of the fully diluted Voting Securities of the Borrower or (y) individuals who at the beginning of any period of two consecutive calendar years constituted the board of directors of the Borrower (together with any new directors whose election by the board of directors of the Borrower or whose nomination for election by the Borrower’s shareholders was approved by the members of the board of directors of the Borrower then still in office who either were members of the board of directors of the Borrower at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the board of directors of the Borrower.

“Code” means the Internal Revenue Code of 1986.

“Commitment” means, with respect to each Bank, the amount set forth opposite the name of such Bank on the signature pages hereof, as such amount may be changed from time to time pursuant to the terms hereof.

“Consolidated Debt” means at any date the consolidated Debt of the Borrower and its Consolidated Subsidiaries.

“Consolidated Net Worth” means at any date the consolidated stockholders’ equity of the Borrower and its Consolidated Subsidiaries.

“Consolidated Subsidiary” means at any date any Subsidiary or other entity the accounts of which would be consolidated with those of the Borrower in its consolidated financial statements as of such date.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414(b) or 414(c) of the Code.

“Debt” of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures,

notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee under capital leases, (v) all obligations of such Person to reimburse or indemnify the issuer of a letter of credit or Guarantee for drawings or payments thereunder, (vi) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, and (vii) all Debt of others Guaranteed by such Person.

“Default” means any event or condition which constitutes an Event of Default or which with the giving of notice or lapse of time, or both, would become an Event of Default.

“Dollars” and the sign “$” mean lawful money of the United States of America.

“Eligible Assignee” means (a) a Bank, (b) an affiliate of a Bank, (c) an Approved Fund, and (d) any other Person (other than a natural Person) approved by the Administrative Agent and, unless (x) such Person is taking delivery of an assignment in connection with physical settlement of a credit derivatives transaction or (y) an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed). If the consent of the Borrower to an assignment or to an Eligible Assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified in paragraph (b)(i) of Section 9.3), the Borrower shall be deemed to have given its consent five Business Days after the date notice thereof has been delivered by the assigning Bank (through the Administrative Agent) unless such consent is expressly refused by the Borrower prior to such fifth Business Day.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to the environment, to the effect of the environment on human health or to emissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Eurodollar Base Rate” means, with respect to a Eurodollar Loan for the relevant Interest Period, the applicable British Bankers’ Association LIBOR rate for deposits in Dollars as reported by any generally recognized financial information service as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, provided that, if no such British Bankers’ Association LIBOR rate is available to the Administrative Agent, the applicable Eurodollar Base Rate for the relevant Interest Period shall instead be the rate determined by the Administrative Agent to be the rate at which Bank One or one of its affiliate banks offers to place deposits in Dollars with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such

Interest Period, in the approximate amount of Bank One’s relevant Eurodollar Loan and having a maturity equal to such Interest Period.

“Eurodollar Loan” means a Loan which the Borrower specifies pursuant to Section 2.3 shall be a Eurodollar Loan.

“Eurodollar Margin” has the meaning set forth in Section 2.6(b). “Eurodollar Rate” has the meaning set forth in Section 2.6(b).

“Event of Default” has the meaning set forth in Section 7.

“Excluded Taxes” means, in the case of each Bank or applicable Lending Office and the Administrative Agent, taxes imposed on its overall net income, and franchise taxes imposed on it, by (i) the jurisdiction under the laws of which such Bank or the Administrative Agent is incorporated or organized or (ii) the jurisdiction in which the Administrative Agent’s or such Bank’s principal executive office or such Bank’s applicable Lending Office is located.

“Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Chicago time) on such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent in its sole discretion.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person or in any manner providing for the payment of any Debt of any other Person or otherwise protecting the holder of such Debt against loss (whether by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Hazardous Substances” means any toxic, radioactive, caustic or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics.

“Interest Period” means:

(1)           with respect to each Eurodollar Loan, the period commencing on the date of such Loan and ending one, two, three or six months thereafter, as the Borrower may elect; provided that (a) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period which begins on the last Business Day of the calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(2)           with respect to each Base Rate Loan, the period commencing on the date of such Loan and ending 30 days thereafter.

Any Interest Period which begins before the Termination Date and would otherwise end after the Termination Date shall end on the Termination Date.

“Lending Office” means, as to each Bank, its office located at its address set forth on the signature pages hereof (or identified on the signature pages hereof as its Lending Office) or such other office as such Bank may hereafter designate as its Lending Office by notice to the Borrower and the Administrative Agent; provided that any Bank may from time to time by notice to the Borrower and the Administrative Agent designate separate Lending Offices for its Base Rate Loans, on the one hand, and its Eurodollar Loans, on the other hand, in which case all references herein to the Lending Office of such Bank shall be deemed to refer to either or both of such offices, as the context may require.

“Lien” means, with respect to any asset, (i) any lien, charge, mortgage, security interest, pledge or other encumbrance of any kind in respect of such asset or (ii) the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Loan” and “Loans” means a Base Rate Loan or a Eurodollar Loan, or both, as the context may require.

“London Interbank Offered Rate” has the meaning set forth in Section 2.6(c).

“Material Subsidiary” means at any time a Subsidiary which as of such time meets the definition of a “significant subsidiary” contained as of the date hereof in Regulation S-X of the Securities and Exchange Commission.

“Net Cash Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds, but only as and when received, and (ii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid by the Borrower and its Subsidiaries to third parties in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a condemnation or similar proceeding), the amount of all payments required to be made by the Borrower and its Subsidiaries as a result of such event to repay Debt (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by the Borrower and its Subsidiaries, and the amount of any reserves established by the Borrower and its Subsidiaries to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by the chief financial officer of the Borrower).

“Non-U.S. Bank” is defined in Section 4.4(d).

“Note” means a promissory note of the Borrower, substantially in the form of Exhibit A hereto, evidencing the obligation of the Borrower to repay Loans.

“Other Taxes” is defined in Section 4.4(b).

“Participant” has the meaning set forth in Section 9.3(d).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a business trust or any otherentity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Plan” means at any time an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (i) maintained by a member of the Controlled Group for employees of a member of the Controlled Group or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

“Pricing Schedule” means the Pricing Schedule attached hereto.

“Prime Rate” means a rate per annum equal to the prime rate of interest announced from time to time by Bank One or its parent (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

“Refunding Loan” means a Loan which, after application of the proceeds thereof, results in no net increase in the outstanding principal amount of Loans made by any Bank.

“Register” has the meaning set forth in Section 9.3(c).

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Required Banks” means at any time Banks holding at least 66-2/3% of the aggregate unpaid principal amount of the Notes or, if no Loans are at the time outstanding hereunder, Banks having at least 66-2/3% of the aggregate amount of the Commitments.

“Reserve Requirement” has the meaning set forth in Section 2.6(b).

“Subsidiary” means any corporation or other entity of which capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is at the time directly or indirectly owned by the Borrower.

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes and Other Taxes.

“Termination Date” means January 10, 2003.

“Total Capital” means at any date the sum of (i) Consolidated Debt plus (ii) deferred taxes plus (iii) Consolidated Net Worth.

“Unfunded Vested Liabilities” means, with respect to any Plan, the amount, if any, by which the present value of all vested benefits under such Plan exceeds the fair market value of all Plan assets allowable to such benefits, as determined on the most recent valuation date of such Plan, but only to the extent that excess represents a potential liability of the Borrower or any member of the Controlled Group to the PBGC or to such Plan under Title IV of ERISA.

“Voting Securities” means any securities having ordinary power to vote for the election of directors.

“Wholly-Owned Consolidated Subsidiary” means any Consolidated Subsidiary all of the shares of capital stock or other ownership interests of which (except directors’ qualifying shares) are at the time directly or indirectly owned by the Borrower.

1.2           Other Definitional Provisions.

(a)           Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Bank.

(b)           The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(c)           Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)           The term “including” is not limiting and means “including without limitation.”

(e)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”

(f)            Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of this Agreement or any Note, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such statute or regulation.

SECTION 2. THE LOANS.

2.1           The Loans. From the date hereof, to and excluding the Termination Date, each Bank severally agrees, on the terms and conditions contained in this Agreement, to lend to the Borrower from time to time amounts not exceeding in the aggregate at any one time outstanding the amount of its Commitment. During such period and subject to the limitations set forth in Section 2.2, the Borrower may borrow under this Section 2.1, repay or prepay Loans and reborrow under this Section 2.1.

2.2           Limitations on Borrowings and Interest Periods; Loans Pro Rata. Each borrowing of Loans hereunder shall be in the principal amount of $10,000,000 or a higher integral multiple of $1,000,000 (except that any borrowing may be in the aggregate amount of the unused Commitments) and shall be made by the several Banks ratably in proportion to their respective Commitments. No more than five Interest Periods with respect to Eurodollar Loans may be outstanding at any time.

2.3           Method of Borrowing.

(a)           With respect to each borrowing of Loans made pursuant to Section 2.1, the Borrower shall give the Administrative Agent notice (a “Notice of Borrowing”) not later than 10:30 a.m. (Chicago time) on the same date of each borrowing of Base Rate Loans or at least three Business Days before each borrowing of Eurodollar Loans, specifying:

(i)            the date of such Loans, which shall be a Business Day;

(ii)           the principal amount of such borrowing of Loans;

(iii)          whether such Loans are to be Base Rate Loans or Eurodollar Loans; and

(iv)          in the case of Eurodollar Loans, the duration of the Interest Period applicable thereto, subject to the definition of Interest Period.

(b)           Upon receipt of a Notice of Borrowing, the Administrative Agent shall promptly notify each Bank of the contents thereof and of such Bank’s ratable share of the Loan specified therein and such Notice of Borrowing shall not thereafter be revocable by the Borrower.

(c)           Not later than noon (Chicago time) on the date of each borrowing of Loans, each Bank shall (except as provided in Section 2.3(d)) make available its ratable share of such borrowing, in Federal or other funds immediately available in Chicago, to the Administrative Agent at its address set forth on the signature pages hereof or at such other address as it may hereafter designate by notice to the Borrower and the Banks and, unless the Administrative Agent determines that any applicable condition specified in Section 4 has not been satisfied, the Administrative Agent will promptly make the funds so received from the Banks available to the Borrower at the Administrative Agent’s aforesaid address.

(d)           If any Bank makes a new Loan hereunder on a day on which the Borrower is to repay all or any part of an outstanding Loan from such Bank, such Bank shall apply the proceeds of its new Loan to make such repayment and only an amount equal to the difference (if any) between the amount being borrowed and the amount being repaid shall be made available by such Bank to the Administrative Agent as provided in Section 2.3(c).

2.4           The Notes. (a) The Loans of each Bank shall be evidenced by a single Note payable to the order of such Bank for the account of its applicable lending office.

(b)           Each Bank may, by notice to the Borrower and the Administrative Agent, request that its Loans of a particular type be evidenced by a separate Note in an amount equal to the aggregate unpaid principal amount of such Loans. Each reference in this

Agreement to the “Note” of such Bank shall be deemed to refer to and include any or all of such Notes, as the context may require.

(c)           Upon receipt of each Bank’s Note pursuant to Section 3.2(a), the Administrative Agent shall deliver such Note to such Bank. Each Bank shall record and, prior to any transfer of its Note, shall endorse on the schedules forming a part thereof appropriate notations evidencing the date, the amount and the maturity of each Loan to be evidenced by such Note and the date and amount of each payment of principal made by the Borrower with respect thereto; provided that failure to make any such endorsement or notation shall not affect the obligations of the Borrower hereunder or under any Note. Each Bank is hereby irrevocably authorized by the Borrower so to endorse the Notes and to attach to and make a part of any Note a continuation of any such schedule as and when required.

2.5           Maturity of Loans. Each Loan shall mature, and the principal amount thereof shall be due and payable, on the last day of the Interest Period applicable to such Loan.

2.6           Interest Rates.

(a)           Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the Alternate Base Rate. Such interest shall be payable for each Interest Period on the last day thereof. Overdue principal of and, to the extent permitted by law, overdue interest on the Base Rate Loans shall bear interest for each day until paid at a rate per annum equal to the sum of 2% plus the otherwise applicable rate for such day.

(b)           Each Eurodollar Loan shall bear interest on the unpaid principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the sum of the Eurodollar Margin plus the applicable Eurodollar Rate. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof.

The “ Eurodollar Rate” means, with respect to a Eurodollar Loan for the relevant Interest Period, the quotient of (a) the Eurodollar Base Rate applicable to such Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period.

The “Reserve Requirement” means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities. The Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.

The Eurodollar Margin means a rate per annum determined in accordance with the Pricing Schedule.

Any overdue principal of and, to the extent permitted by law, overdue interest on, any Eurodollar Loan shall bear interest payable on demand, for each day from the date payment thereof was due to the date of actual payment, at a rate per annum equal to 2% plus the Eurodollar Margin.

(c)           The Administrative Agent shall determine each interest rate applicable to the Loans hereunder. The Administrative Agent shall give prompt notice to the Borrower and the Banks of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

2.7           Fees.

(a)           Facility Fee. The Borrower shall pay to the Administrative Agent for the account of each Bank (i) a facility fee computed at the Facility Fee Rate (determined daily in accordance with the Pricing Schedule) on the total amount of such Bank’s Commitment, regardless of usage; and (ii) for each day on which the outstanding principal amount of such Bank’s loans exceeds 50% of such Bank’s Commitment, a utilization fee computed at the Utilization Fee Rate (determined daily in accordance with the Pricing Schedule) on the outstanding principal amount of such Bank’s Loans on such day. Such fees shall accrue from the date hereof through the Termination Date and shall be payable quarterly on the last day of each March, June, September and December.

(b)           The Borrower shall pay to the Administrative Agent for the account of each Bank on the date hereof an upfront fee equal to 0.05% of the amount of such Bank’s Commitment on the date hereof. Such fee shall be fully earned when paid and shall be nonrefundable for any reason whatsoever.

(c)           The Borrower shall pay to the Administrative Agent for the account of each Bank on the six-month anniversary of the date hereof (or, if such day is not a Business Day, on the next succeeding Business Day), a participation fee equal to 0.05% of the amount of such Bank’s Commitment on such date. Such fee shall be fully earned when paid and shall be nonrefundable for any reason whatsoever.

2.8           Optional Termination or Reduction of Commitments. The Borrower shall have the right, upon at least five Business Days’ prior written notice to the Administrative Agent, to terminate or reduce the unused portion of the Commitments. Any such reduction of the Commitments shall be in the minimum amount of $10,000,000. The accrued facility fees with respect to the terminated Commitments shall be payable to the Administrative Agent for the account of the Banks on the effective date of such termination.

2.9           Voluntary Prepayments.

(a)           The Borrower may, upon at least one Business Day’s notice to the Administrative Agent, prepay Base Rate Loans without premium or penalty in whole at any time or from time to time in part in amounts aggregating $10,000,000 or a higher integral multiple of $1,000,000 by paying the principal amount being prepaid together with accrued interest thereon to the date of prepayment.

(b)           Except as provided in Section 4.2, the Borrower may not prepay all or any portion of the principal amount of any Eurodollar Loan prior to the maturity thereof.

(c)           Upon receipt of a notice of repayment pursuant to this Section 2.9, the Administrative Agent shall promptly notify each Bank of the contents thereof and of such Bank’s ratable share of such repayment and such notice shall not thereafter be revocable by the Borrower.

2.10         General Provisions as to Payments. The Borrower shall make each payment of principal of, and interest on, the Loans and offees hereunder not later than 11:00 a.m. (Chicago time) on the date when due in funds immediately available in Chicago to the Administrative Agent at its address set forth on the signature pages hereof or at such other address as it may hereafter designate by notice to the Borrower and the Banks for the account of the Lending Office of each Bank. The Administrative Agent will promptly distribute to each Bank its ratable share of each such payment received for the account of such Bank. Whenever any payment of principal of, or interest on, the Base Rate Loans or of any fee shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day. Whenever any payment of principal of, or interest on, the Eurodollar Loans shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day unless as a result thereof it would fall in the next calendar month, in which case it shall be advanced to the next preceding Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest shall be payable for such extended time.

2.11         Computation of Interest and Fees. Interest on Loans made at the Prime Rate shall be computed on the basis of a year of 365 or 366 days, as the case may be, and paid for actual days elapsed. All other interest and fees shall be computed on the basis of a year of 360 days and paid for actual days elapsed.

2.12         Funding Losses. If the Borrower makes any payment of principal with respect to any Eurodollar Loan (pursuant to Section 4 or Section 7 or otherwise) on any day other than the last day of an Interest Period applicable to such Loan, or the end of an applicable period fixed pursuant to the last paragraph of Section 2.6(b), or if the Borrower fails to borrow any Eurodollar Loan after notice has been given to the Administrative Agent in accordance with Section 2.3, the Borrower shall reimburse each Bank on demand for any resulting loss or expense incurred by it including any loss incurred in obtaining, liquidating or employing deposits from third parties; provided that such Bank shall have delivered to the Borrower a certificate as to the amount of such loss, which certificate shall be conclusive in the absence of manifest error.

SECTION 3. CONDITIONS OF LENDING.

The obligation of the Banks to make each Loan hereunder is subject to the performance by the Borrower of all its obligations under this Agreement and to the satisfaction of the following further conditions:

3.1           All Loans. In the case of each Loan hereunder (except for Loans made pursuant to Section 4), including the initial Loans:

(a)           receipt by the Administrative Agent of the Notice of Borrowing as required by Section 2.3;

(b)           the fact that immediately before and after the making of the Loan no Default or Event of Default shall have occurred and be continuing;

(c)           the fact that the representations and warranties contained in this Agreement (except in the case of a Refunding Loan, the representation and warranty set forth in Section 5.4 as to any material adverse change which has theretofore been disclosed in writing by the Borrower to the Banks) are true on and as of the date of the Loan with the same force and effect as if made on and as of such date; and

(d)           receipt by the Administrative Agent or the Banks of such other documents, evidence, materials and information with respect to the matters contemplated hereby as the Administrative Agent or the Banks may reasonably request.

Each Notice of Borrowing and borrowing by the Borrower hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such borrowing as to the facts specified in (b) and (c) above.

3.2           Initial Loans. In the case of the initial Loans:

(a)           receipt by the Administrative Agent for the account of each Bank of a duly executed Note for such Bank;

(b)           receipt by the Administrative Agent of an opinion of Scott W. Johnson, Senior Vice President, General Counsel and Secretary of the Borrower dated the date of such Loans and substantially in the form of Exhibit B hereto;

(c)           receipt by the Administrative Agent of an opinion of Mayer, Brown & Platt, special counsel to the Administrative Agent, substantially in the form of Exhibit C hereto;

(d)           receipt by the Administrative Agent of certified copies of all corporate action taken by the Borrower to authorize the execution, delivery and performance of this Agreement and the Notes, and such other corporate documents and other papers as the Administrative Agent may reasonably request;

(e)           receipt by the Administrative Agent of a certificate of a duly authorized officer of the Borrower as to the incumbency, and setting forth a specimen signature, of each of the persons (i) who has signed this Agreement on behalf of the Borrower; (ii) who will sign the Notes on behalf of the Borrower; and (iii) who will, until replaced by other persons duly authorized for that purpose, act as the representatives of the Borrower for the purpose of signing documents in connection with this Agreement and the transactions contemplated hereby; and

(f)            receipt by the Administrative Agent of a certificate of a duly authorized officer of the Borrower to the effect set forth in Sections 3.1(b) and 3.1(c).

SECTION 4. CHANGE IN CIRCUMSTANCES AFFECTING EURODOLLAR LOANS.

4.1           Basis for Determining Interest Rate Inadequate. If with respect to any Interest Period (i) the Administrative Agent determines that deposits in Dollars (in the applicable amounts) are not being offered to Bank One in the relevant market for such Interest Period, or (ii) Banks holding Notes evidencing at least 50% in aggregate principal amount of the Eurodollar Loans (or the Commitments, if no Eurodollar Loans are then outstanding) advise the Administrative Agent that the Eurodollar Base Rate as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Banks of maintaining or funding their Eurodollar Loans for such Interest Period, the Administrative Agent shall forthwith give notice thereof to the Borrower, whereupon the obligations of the Banks to make Eurodollar Loans shall be suspended until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist. Unless the Borrower notifies the Administrative Agent at least two Business Days before the date of any Eurodollar Loan for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, such Loans shall instead be made as Base Rate Loans.

4.2           Illegality. If, after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Bank (or its Lending Office) to make, maintain or fund its Eurodollar Loans and such Bank shall so notify the Administrative Agent, the Administrative Agent shall forthwith so notify the other Banks and the Borrower, whereupon such Bank’s obligation to make Eurodollar Loans shall be suspended until such Bank notifies the Administrative Agent and the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist. Before giving any notice to the

Administrative Agent pursuant to this Section 4.2, such Bank will designate a different Lending Office if such designation will avoid the need for giving such notice and will not, in the sole judgment of such Bank, be otherwise disadvantageous to such Bank. If such Bank shall determine that it may not lawfully continue to maintain and fund any of its outstanding Eurodollar Loans to maturity and shall so specify in such notice, the Borrower shall immediately prepay in full the then outstanding principal amount of each such Eurodollar Loan, together with accrued interest thereon. Unless the Borrower notifies such Bank and the Administrative Agent to the contrary within two Business Days after receiving a notice from the Administrative Agent pursuant to this Section, the Borrower shall, concurrently with prepaying each such Eurodollar Loan, borrow a Base Rate Loan in an equal principal amount for an Interest Period coincident with the remaining term of the Interest Period applicable to such Eurodollar Loan.

4.3           Increased Costs and Rate of Return. (a) If on or after the date hereof, in the case of any Loan or any obligation to make Loans, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency, shall (i) subject such Bank (or its Lending Office) to any tax, duty or other charge with respect to its Eurodollar Loans, its Notes or its obligation to make Eurodollar Loans, or shall change the basis of taxation of payments to such Bank (or its Lending Office) of the principal of or interest on its Eurodollar Loans or in respect of any other amounts due under this Agreement in respect of its Eurodollar Loans or its obligation to make Eurodollar Loans (except for changes in the rate of tax on the overall net income of such Bank or its Lending Office imposed by the jurisdiction in which such Bank’s principal executive office or Lending Office is located or (ii) impose, modify or deem applicable any reserve (including any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding any such requirement with respect to which such Bank is entitled to compensation during the relevant Interest Period under Section 2.12), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, such Bank’s Lending Office or shall impose on such Bank (or its Lending Office) or on the London interbank market any other condition affecting its Eurodollar Loans, its Notes or its obligation to make Eurodollar Loans, and the result of any of the foregoing is to increase the cost to such Bank (or its Lending Office) of making or maintaining any Eurodollar Loan, or to reduce the amount of any sum received or receivable by such Bank (or its Lending Office) under this Agreement or under its Note with respect thereto, by an amount deemed by such Bank to be material, then, within 15 days after demand by such Bank (with a copy to the Administrative Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction.

(b)           If any Bank shall have determined that, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any such law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Bank (or its parent) as a consequence of such Bank’s obligations hereunder to a level below that which such Bank (or its parent) could have achieved but for such adoption, change, request or directive (taking into consideration such Bank’s policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within 15 days after demand by such Bank (with a copy to the Administrative Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank (or its parent) for such reduction.

(c)           Each Bank will promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section and will designate a different applicable lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to it. A certificate of any Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods.

4.4           Taxes.

(a)           All payments by the Borrower to or for the account of any Bank or the Administrative Agent hereunder or under any Note shall be made free and clear of and without deduction for any and all Taxes. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Bank or the Administrative Agent, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.4) such Bank or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) the Borrower shall make such deductions, (c) the Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) the Borrower shall furnish to the Administrative Agent the original copy of a receipt evidencing payment thereof within 30 days after such payment is made.

(b)           In addition, the Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note (“Other Taxes”).

(c)           The Borrower hereby agrees to indemnify the Administrative Agent and each Bank for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 4.4) paid by the Administrative Agent or such Bank as a result of its Commitment, any Loans made by it hereunder, or otherwise in connection with its participation in this Agreement and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within 30 days of the date the Administrative Agent or such Bank makes demand therefor pursuant to this Section 4.4.

(d)           Each Bank that is not incorporated under the laws of the United States of America or a state thereof (each a “Non-U.S. Bank”) agrees that it will, not more than ten Business Days after the date of this Agreement, (i) deliver to the Administrative Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, certifying in either case that such Bank is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, and (ii) deliver to the Administrative Agent a United States Internal Revenue Form W-8 or W-9, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax. Each Non-U.S. Bank further undertakes to deliver to each of the Borrower and the Administrative Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Borrower or the Administrative Agent. All forms or amendments described in the preceding sentence shall certify that such Bank is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Bank from duly completing and delivering any such form or amendment with respect to it and such Bank advises the Borrower and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

(e)           For any period during which a Non-U.S. Bank has failed to provide the Borrower with an appropriate form pursuant to clause (iv), above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Bank shall not be entitled to indemnification under this Section 4.4 with respect to Taxes imposed by the United States; provided that, should a Non-U.S. Bank which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under clause (iv), above, the Borrower shall take such steps as such Non-U.S. Bank shall reasonably request to assist such Non-U.S. Bank to recover such Taxes.

(f)            Any Bank that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

(g)           If the U.S. Internal Revenue Service or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Bank (because the appropriate form was not delivered or properly completed, because such Bank failed to notify the Administrative Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Bank shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Administrative Agent under this subsection, together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent). The obligations of the Banks under this Section 4.4(g) shall survive the payment of the obligations of the Borrower under this Agreement and the Notes and termination of this Agreement.

SECTION 5. REPRESENTATIONS AND WARRANTIES.

The Borrower hereby represents and warrants to the Banks that:

5.1           Corporate Existence and Power. The Borrower and each Subsidiary is a corporation duly organized and validly existing, and the Borrower and each Material Subsidiary is in good standing, under the laws of the State of its incorporation, has all power and authority to carry on its business as now being conducted and to own its properties and is duly licensed or qualified and in good standing as a foreign corporation in each other jurisdiction in which its properties are located or in which failure to qualify would materially and adversely affect the conduct of its business or the enforceability of contractual rights of the Borrower.

5.2           Corporate Authorization. The execution, delivery and performance by the Borrower of this Agreement and the Notes are within the Borrower’s corporate power, have been duly authorized by all necessary corporate action and will not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or by-laws of the Borrower, or of any judgment, order, decree, agreement or instrument binding on the Borrower or result in the creation of any Lien upon any of its property or assets.

5.3           Binding Effect. This Agreement constitutes, and the Notes when duly executed on behalf of the Borrower and delivered in accordance with this Agreement will constitute, the valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms.

5.4           Financial Statements.

(a)           The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at December 31, 2000 and the related consolidated statements of income and cash flows of the Borrower and its Consolidated Subsidiaries for the fiscal year then ended, certified by PriceWaterhouseCoopers, LLP, certified public accountants, and set forth in the Borrower’s 2000 Form 10-K, a copy of which has been delivered to each of the Banks, fairly present, in conformity with generally accepted accounting principles, the consolidated financial position of the Borrower and its Consolidated Subsidiaries at such date and the consolidated results of operations for such fiscal year.

(b)           The unaudited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at September 30, 2001 and the related consolidated statements of income and cash flows of the Borrower and its Consolidated Subsidiaries for the three months then ended, set forth in the Borrower’s quarterly report for the fiscal quarter ended September 30, 2001 as filed with the Securities and Exchange Commission on Form 10-Q, a copy of which has been delivered to each of the Banks, fairly present in accordance with generally accepted accounting principles, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as at such date and the consolidated results of operations for such period.

(c)           No material adverse change has occurred in the financial position, results of operations or business of the Borrower and its Consolidated Subsidiaries since December 31, 2000.

5.5           Litigation. There are no actions, suits or proceedings pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary in any court or before or by any governmental department, agency or instrumentality, an adverse decision in which could materially and adversely affect the financial condition or business of the Borrower or the ability of the Borrower to perform its obligations under this Agreement or the Notes.

5.6           Taxes. The Borrower has filed (or has obtained extensions of the time by which it is required to file) all United States federal income tax returns and all other material tax returns required to be filed by it and has paid all taxes shown due on the returns so filed as well as all other taxes, assessments and governmental charges which have become due, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided.

5.7           Governmental and other Approvals. No approval, consent or authorization of or filing or registration with any governmental authority or body is necessary for the execution, delivery or performance by the Borrower of this Agreement or the Notes or for the performance by the Borrower of any of the terms or conditions hereof or thereof, except for such approvals, consents or authorizations (copies of which have been delivered to the Banks) as have been obtained and are in full force and effect.

5.8           Compliance with ERISA. Each member of the Controlled Group has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and has not incurred liabilities which are due and payable aggregating in excess of $5,000,000 to the PBGC or a Plan under Title IV of ERISA.

5.9           Environmental Matters. In the ordinary course of its business, the Borrower conducts an ongoing review of the effect of Environmental Laws on the business, operations and properties of the Borrower and its Subsidiaries, in the course of which it identifies and evaluates associated liabilities and costs (including any capital or operating expenditures required for clean-up or closure of properties presently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat, any costs or liabilities in connection with off-site disposal of wastes or Hazardous Substances, and any actual or potential liabilities to third parties, including employees, and any related costs and expenses). On the basis of such review, the Borrower has reasonably concluded that such associated liabilities and costs, including the costs of compliance with Environmental Laws, are unlikely to have a material adverse effect on the financial condition, business or results of operations of the Borrower and its Consolidated Subsidiaries, taken as a whole.

SECTION 6. COVENANTS.

So long as the Commitments shall be in effect or any Notes are outstanding, the Borrower agrees that:

6.1           Financial Statements. The Borrower will deliver to each of the Banks:

(a)           as soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at the end of such year, and consolidated statements of income and cash flows of the Borrower and its Consolidated Subsidiaries for such year, setting forth in each case in comparative form corresponding consolidated figures from the preceding fiscal year, all reported on in a manner acceptable to the Securities and Exchange Commission by PriceWaterhouseCoopers, LLP or other independent certified public accountants of nationally recognized standing;

(b)           as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at the end of such quarter and the related consolidated statements of income and cash flow of the Borrower and its Consolidated Subsidiaries for such quarter and for the portion of the Borrower’s fiscal year ended at the end of such quarter setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the Borrower’s previous fiscal year, all certified (subject to normal year-end adjustments) as to fairness of presentation, generally accepted accounting principles and consistency by the chief financial officer or the chief accounting officer of the Borrower;

(c)           simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of the chief financial officer or the chief accounting officer of the Borrower (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Sections 6.9 and 6.10 on the date of such financial statements and (ii) stating whether there exists on the date of such certificate any Default or Event of Default and, if any Default or Event of Default exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

(d)           simultaneously with the delivery of each set of financial statements referred to in clause (a) above, a statement of the firm of independent public accountants which reported on such statements (i) to the effect that nothing has come to their attention to cause them to believe that there existed on the date of such statements any Default or Event of Default and (ii) confirming the calculations set forth in the officer’s certificate delivered simultaneously therewith pursuant to clause (c) above;

(e)           forthwith upon the occurrence of any Default or Event of Default, a certificate of the chief financial officer or the chief accounting officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

(f)            promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed;

(g)           promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and annual, quarterly or monthly reports which the Borrower shall have filed with the Securities and Exchange Commission;

(h)           if and when any member of the Controlled Group (i) receives notice of complete or partial withdrawal liability or liabilities aggregating in excess of $5,000,000 under Title IV of ERISA, a copy of such notice; or (ii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate or appoint a trustee to administer any Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $5,000,000, a copy of such notice;

(i)            if at any time the value of all “margin stock” (as defined in Regulation U) owned by the Borrower and its Consolidated Subsidiaries exceeds (or would, following application of the proceeds of an intended Loan hereunder, exceed) 25% of the value of the total assets of the Borrower and its Consolidated Subsidiaries, in each case as reasonably determined by the Borrower, prompt notice of such fact and, promptly upon the request of any Bank, a duly completed statement of purpose on Form U-1 for each Bank together with such other information or documents as each Bank may be required to obtain under said Regulation U in connection with this Agreement; and

(j)            from time to time such additional information regarding the financial position or business of the Borrower as the Administrative Agent at the request of any Bank may reasonably request.

6.2           Maintenance of Existence. Except as permitted by Section 6.12, the Borrower will, and will cause each Subsidiary to, preserve and maintain its corporate existence and all of its rights, privileges and franchises necessary or desirable in the normal conduct of its business, and will conduct its business in a regular manner.

6.3           Maintenance of Properties. The Borrower will, and will cause each Subsidiary to, keep all of its properties necessary, in the judgment of the Board of Directors of the Borrower, in its business in good working order and condition, ordinary wear and tear excepted, and will permit representatives of the Banks to inspect such properties, and to examine and make extracts from the books and records of the Borrower or any Subsidiary, during normal business hours.

6.4           Compliance with Laws. The Borrower will, and will cause each Subsidiary to, comply with the requirements of all applicable laws, rules, regulations and orders of any governmental body or regulatory agency having jurisdiction, a breach of which could have a material adverse effect on the consolidated financial condition or the business taken as a whole of the Borrower and its Subsidiaries, except where contested in good faith and by proper proceedings.

6.5           Notice of Proceedings. The Borrower will promptly give notice in writing to each Bank of all litigation, arbitral proceedings and regulatory proceedings affecting the Borrower or any Subsidiary or the property of the Borrower or any Subsidiary, except litigation or proceedings which, if adversely determined, could not materially and adversely affect the consolidated financial condition or the business taken as a whole of the Borrower and its Subsidiaries.

6.6           Use of Proceeds. No part of the proceeds of any Loan hereunder will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock. If requested by any Bank, the Borrower will furnish to any Bank in connection with any Loan hereunder a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in Regulation U.

6.7           Payment of Taxes. The Borrower will, and will cause each Subsidiary to, pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its property prior to the date on which penalties attach thereto, except that the Borrower or any Subsidiary will not be required hereby to pay any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which it is maintaining adequate reserves.

6.8           Insurance. The Borrower will, and will cause each Subsidiary to, maintain insurance with responsible companies in such amounts and against such risks as is usually carried by owners of similar businesses and properties in the same general areas in which the Borrower and its Subsidiaries operate.

6.9           Maximum Consolidated Debt to Total Capital Ratio. The Borrower will not permit the ratio of Consolidated Debt to Total Capital (expressed as a percentage) at any time to exceed 55%.

6.10         Minimum Consolidated Net Worth. The Borrower will not permit Consolidated Net Worth at any time to be less than the sum of (i) $670,000,000 plus (ii) 50% of the consolidated net income of the Borrower and its Consolidated Subsidiaries in each completed fiscal quarter of the Borrower ending after September 30, 2001 (with no deduction for a net loss in any such fiscal quarter).

6.11         Negative Pledge. Neither the Borrower nor any Subsidiary will create, assume or suffer to exist any Lien securing Debt on any asset now owned or hereafter acquired by it, except for:

(a)           Liens existing on the date hereof securing Debt outstanding on the date hereof;

(b)           any Lien existing on any asset of any corporation at the time such corporation becomes a Subsidiary and not created in contemplation of such event;

(c)           any Lien on any asset securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring such asset; provided that such Lien attaches to such asset concurrently with or within 90 days after the acquisition thereof;

(d)           any Lien on any asset of any corporation existing at the time such corporation is merged into or consolidated with the Borrower or a Subsidiary and not created in contemplation of such event;

(e)           any Lien existing on any asset prior to the acquisition thereof by the Borrower or a Subsidiary and not created in contemplation of such acquisition;

(f)            any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses of this Section; provided that such Debt is not increased and is not secured by any additional assets;

(g)           any Lien arising pursuant to any order of attachment, distraint or similar legal process arising in connection with court proceedings so long as the execution or other enforcement thereof is effectively stayed and the claims secured thereby are being contested in good faith by appropriate proceedings; and

(h)           Liens not otherwise permitted by the foregoing clauses of this Section securing Debt in aggregate principal amount not to exceed 4% of the consolidated assets of the Borrower and the Consolidated Subsidiaries at any time outstanding.

6.12         Consolidations, Mergers and Sales of Assets. The Borrower will not consolidate or merge with or into any other Person unless the Borrower shall be the surviving corporation. The Borrower will not permit the sale, lease or other transfer to any other Person (other than to the Borrower and its Subsidiaries and excluding sales, leases or other transfers in the ordinary course of business) of assets of the Borrower or its Subsidiaries (valued at net book value) exceeding 15% or more of the consolidated assets of the Borrower and the Consolidated Subsidiaries as of the end of the immediately preceding fiscal year.

SECTION 7. EVENTS OF DEFAULT.

If any one or more of the following events (“Events of Default”) shall have occurred and be continuing:

(a)           the Borrower shall fail to pay any principal of any Note when due; or

(b)           the Borrower shall fail to pay any interest on any Note, any fee or any other amount due hereunder or under the Notes when due and such failure shall continue for five consecutive days; or

(c)           the Borrower shall fail to perform or observe any of the covenants contained in Section 6.1(e) or Sections 6.9 to 6.12 (inclusive); or

(d)           any representation and warranty made by the Borrower herein or in any instrument or document delivered pursuant hereto shall prove to be incorrect or misleading in any material respect upon the date when made; or

(e)           the Borrower shall fail to perform any term, covenant or agreement contained herein (other than those specified in clauses (a), (b) or (c) above) for 30 days after written notice thereof has been given to the Borrower by the Administrative Agent at the request of any Bank; or

(f)            the Borrower or any Subsidiary shall (i) fail to pay any Debt (other than the Notes) when due or interest thereon and such failure shall continue for more than any applicable period of grace with respect thereto, or (ii) fail to observe or perform any term, covenant or agreement contained in any agreement or instrument (other than this Agreement or the Notes) by which it is bound evidencing or securing or relating to any Debt, if the effect thereof is to permit (or, with the giving of notice or lapse of time or both, would permit) the holder or holders thereof or of any obligations issued thereunder or a trustee or trustees acting on behalf of such holder or holders to cause acceleration of the maturity thereof or of any such obligation; provided, that the aggregate amount of Debt with respect to which any such event or condition shall have occurred shall equal or exceed $1,000,000; or

(g)           the Borrower or any Material Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing; or

(h)           an involuntary case or other proceeding shall be commenced against the Borrower or any Material Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Borrower or any Material Subsidiary under the federal bankruptcy laws as now or hereafter in effect; or

(i)            the Borrower or any other member of the Controlled Group shall fail to pay when due any amount or amounts aggregating in excess of $5,000,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $5,000,000 shall be filed under Title IV of ERISA by any member of the Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $5,000,000 or a proceeding shall be instituted by a fiduciary of any Plan against any member of the Controlled Group to enforce Section 515 of ERISA with respect to any amount or amounts aggregating in excess of $5,000,000 and such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Plan or Plans having aggregated Unfunded Vested Liabilities in excess of $5,000,000 must be terminated; or

(j)            judgments or orders for the payment of money in excess of $1,000,000 in the aggregate shall be rendered against the Borrower or any Subsidiary and such judgments or orders shall continue unsatisfied and unstayed for a period of 30 days; or

(k)           any Change of Control shall occur;

then, and in every such event, (1) in the case of any of the Events of Default specified in paragraphs (g) or (h) above, the Commitments shall thereupon automatically be terminated and the principal of and accrued interest on the Notes shall automatically become due and payable without presentment, demand, protest or other notice or formality of any kind, all of which are hereby expressly waived and (2) in the case of any other Event of Default specified above, the Administrative Agent shall, if requested by the Required Banks, by notice in writing to the Borrower, terminate the Commitments hereunder, if still in existence, and they shall thereupon be terminated, and the Administrative Agent shall, if requested by the Required Banks, by notice in writing to the Borrower, declare the Notes and all other sums payable under this Agreement to be, and the same shall thereupon forthwith become, due and payable without presentment, demand, protest or other notice or formality of any kind, all of which are hereby expressly waived.

SECTION 8. THE ADMINISTRATIVE AGENT.

8.1           Appointment; Nature of Relationship. Bank One is hereby appointed by each of the Banks as its contractual representative (herein referred to as the “Administrative Agent”) hereunder, and each of the Banks irrevocably authorizes the Administrative Agent to act as the contractual representative of such Bank with the rights and duties expressly set forth herein. The Administrative Agent agrees to act as such contractual representative upon the express conditions contained in this Section 8. Notwithstanding the use of the defined term “Administrative Agent,” it is expressly understood and agreed that the Administrative Agent shall not have any fiduciary responsibilities to any Bank by reason of this Agreement and that the Administrative Agent is merely acting as the contractual representative of the Banks with only those duties as are expressly set forth in this Agreement. In its capacity as the Banks’ contractual representative, the Administrative Agent (i) does not hereby assume any fiduciary duties to any of the Banks, (ii) is a “representative” of the Banks within the meaning of the term “secured party” as defined in the Illinois Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement. Each of the Banks hereby agrees to assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Bank hereby waives.

8.2           Powers. The Administrative Agent shall have and may exercise such powers under this Agreement as are specifically delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental hereto. The Administrative Agent shall have no implied duties to the Banks, or any obligation to the Banks to take any action thereunder except any action specifically provided herein to be taken by the Administrative Agent.

8.3           General Immunity. Neither the Administrative Agent nor any of its directors, officers, Administrative Agents or employees shall be liable to the Borrower, the Banks or any Bank for any action taken or omitted to be taken by it or them hereunder or in connection herewith except to the extent such action or inaction is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.

8.4           No Responsibility for Loans, Recitals, etc.  Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection herewith or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor hereunder, including, without limitation, any agreement by an obligor to furnish information directly to each Bank; (c) the satisfaction of any condition specified in Section 3, except receipt of items required to be delivered solely to the Administrative Agent; (d) the existence or possible existence of any Default or Event of Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of this Agreement or any other instrument or writing furnished in connection herewith; (f) the value, sufficiency, creation, perfection or priority of any Lien in any collateral security; or (g) the financial condition of the Borrower or any guarantor of any of the obligations of the Borrower hereunder or of any of the Borrower’s or any such guarantor’s respective Subsidiaries. The Administrative Agent shall have no duty to disclose to the Banks information that is not required to be furnished by the Borrower to the Administrative Agent at such time, but is voluntarily furnished by the Borrower to the Administrative Agent (either in its capacity as Administrative Agent or in its individual capacity).

8.5           Action on Instructions of Banks. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with written instructions signed by the Required Banks, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Banks. The Banks hereby acknowledge that the Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement unless it shall be requested in writing to do so by the Required Banks. The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder unless it shall first be indemnified to its satisfaction by the Banks pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

8.6           Employment of Agents and Counsel. The Administrative Agent may execute any of its duties as Administrative Agent hereunder by or through employees, agents and attorneys-in-fact and shall not be answerable to the Banks, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Administrative Agent and the Banks and all matters pertaining to the Administrative Agent’s duties hereunder.

8.7           Reliance on Documents; Counsel. The Administrative Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent.

8.8           Administrative Agent’s Reimbursement and Indemnification. The Banks agree to reimburse and indemnify the Administrative Agent ratably in proportion to their respective Commitments (or, if the Commitments have been terminated, in proportion to their Commitments immediately prior to such termination) (i) for any amounts not reimbursed by the Borrower for which the Administrative Agent is entitled to reimbursement by the Borrower, (ii) for any other expenses incurred by the Administrative Agent on behalf of the Banks in connection with the preparation, execution, delivery, administration and enforcement of this Agreement (including, without limitation, for any expenses incurred by the Administrative Agent in connection with any dispute between the Administrative Agent and any Bank or between two or more of the Banks) and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any other document delivered in connection herewith or the transactions contemplated hereby (including, without limitation, for any such amounts incurred by or asserted against the Administrative Agent in connection with any dispute between the Administrative Agent and any Bank or between two or more of the Banks), or the enforcement of any of the terms of this Agreement or of any such other documents, provided that (i) no Bank shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Administrative Agent and (ii) any indemnification required pursuant to Section 4.4 shall, notwithstanding the provisions of this Section 8.8, be paid by the relevant Bank in accordance with the provisions thereof. The obligations of the Banks under this Section 8.8 shall survive payment of the obligations of the Borrower under this Agreement and the Notes and termination of this Agreement.

8.9           Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received written notice from a Bank or the Borrower referring to this Agreement describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Banks.

8.10         Rights as a Bank. In the event the Administrative Agent is a Bank, the Administrative Agent shall have the same rights and powers hereunder with respect to its Commitment and its Loans as any Bank and may exercise the same as though it were not the Administrative Agent, and the term “Bank” or “Banks” shall, at any time when the Administrative Agent is a Bank, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person. The Administrative Agent, in its individual capacity, is not obligated to remain a Bank.

8.11         Bank Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, any Arranger or any other Bank, and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

8.12         Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Banks and the Borrower, such resignation to be effective upon the appointment of a successor Administrative Agent or, if no successor Administrative Agent has been appointed, 45 days after the retiring Administrative Agent gives notice of its intention to resign. The Administrative Agent may be removed at any time with or without cause by written notice received by the Administrative Agent from the Required Banks, such removal to be effective on the date specified by the Required Banks. Upon any such resignation or removal, the Required Banks shall have the right to appoint, on behalf of the Borrower and the Banks, a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Banks within 30 days after the resigning Administrative Agent’s giving notice of its intention to resign, then the resigning Administrative Agent may appoint, on behalf of the Borrower and the Banks, a successor Administrative Agent. Notwithstanding the previous sentence, the Administrative Agent may at any time without the consent of the Borrower or any Bank, appoint any of its affiliates which is a commercial bank as a successor Administrative Agent hereunder. If the Administrative Agent has resigned or been removed and no successor Administrative Agent has been appointed, the Banks may perform all the duties of the Administrative Agent hereunder and the Borrower shall make all payments in respect of the obligations of the Borrower to the applicable Bank and for all other purposes shall deal directly with the Banks. No successor Administrative Agent shall be deemed to be appointed hereunder until such successor Administrative Agent has accepted the appointment. Any such successor Administrative Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Administrative Agent. Upon the effectiveness of the resignation or removal of the Administrative Agent, the resigning or removed Administrative Agent shall be discharged from its duties and obligations hereunder. After the effectiveness of the resignation or removal of an Administrative Agent, the provisions of this Section 8 shall continue in effect for the benefit of such Administrative Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder. In the event that there is a successor to the Administrative Agent by merger, or the Administrative Agent assigns its duties and obligations to an affiliate pursuant to this Section 8.12, then the term “Prime Rate” as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Administrative Agent.

8.13         Administrative Agent and Arranger Fees. The Borrower agrees to pay to the

Administrative Agent and each Arranger, for their respective accounts, the fees agreed to by the Borrower, the Administrative Agent and each Arranger pursuant to those certain letter agreements dated November 13, 2001, or as otherwise agreed from time to time.

8.14         Delegation to Affiliates. The Borrower and the Banks agree that the Administrative Agent may delegate any of its duties under this Agreement to any of its affiliates. Any such affiliate (and such affiliate’s directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Administrative Agent is entitled under this Section 8 and Section 9.

8.15         Syndication Agent. No Bank identified in this Agreement as the Syndication Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Banks as such. Without limiting the foregoing, such Banks shall not have or be deemed to have a fiduciary relationship with any Bank. Each Bank hereby makes the same acknowledgments with respect to such Bank as it makes with respect to the Administrative Agent in Section 8.11.

SECTION 9. MISCELLANEOUS.

9.1           Notices. Unless otherwise specified herein all notices, requests, demands or other communications to or from the parties hereto shall be deemed to have been duly given and made when sent by United States mail, certified, return receipt requested, or by facsimile, when sent and receipt is electronically confirmed; provided that notices to the Administrative Agent pursuant to Sections 2.3 and 2.9 shall not be effective until received by the Administrative Agent. Any such notice, request, demand or communication shall be delivered or addressed as follows:

(a)           if to any party hereto, to it at its address or facsimile number set forth on the signature pages hereof; and

(b)           if to any holder of a Note, other than a Bank, to it at the address or facsimile number of the original payee thereof or at the address or facsimile number of any subsequent holder if notice of the transfer of such Note and the name and the address or facsimile number of such subsequent holder shall have been given to the Administrative Agent and the Borrower;

or at such other address or facsimile number as any party hereto or any subsequent holder may designate by written notice to the Administrative Agent and the Borrower.

9.2           Amendments and Waivers; Cumulative Remedies.

(a)           None of the terms of this Agreement may be waived, altered or amended except by an instrument in writing duly executed by the Borrower and the Required Banks (and, if the rights or duties of the Administrative Agent are affected thereby, by the Administrative Agent); provided that no such amendment or waiver shall, unless signed by all the Banks, (i) increase the Commitment of any Bank or subject any Bank to any additional obligation, (ii) reduce the principal of or rate of interest on the Notes or any fees hereunder, (iii) postpone the date fixed for any payment of principal of or interest on the Notes or any fees hereunder or (iv) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes, or the number of Banks, which shall be required for the holders of Notes or the Banks or any of them to take any action hereunder.

(b)           No failure or delay on the part of the Administrative Agent, any Bank, or the holder of any Note in exercising any right, power or privilege under this Agreement or the Notes shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement or the Notes preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Tho rights and remedies provided in and contemplated by this Agreement and the Notes are cumulative and not exclusive of any rights or remedies provided by law.

9.3           Successors and Assigns.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Bank (and any attempted assignment or transfer by the Borrower without such consent shall be null and void).

(b)           Any Bank may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Bank’s Commitment, the amount of the Commitment of the assigning Bank subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as an Event of Default has not occurred, the Borrower otherwise consent, (ii) each partial assignment shall be made as an assignment of a proportionate part of all of the assigning Bank’s rights and obligations under this Agreement, and (iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $4,000 (unless such fee is waived by the Administrative Agent), and the Eligible Assignee, if it shall not be a Bank, shall deliver to the Administrative Agent an Administrative Questionnaire. Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Acceptance, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Bank under this Agreement, and the assigning Bank thereunder shall, to the extent of the interest assigned by such Assignment and

Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Bank’s rights and obligations under this Agreement, such Bank shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 4 and 9.4). If the Eligible Assignee is not incorporated under the laws of the United States of America or a state thereof, it shall deliver to the Borrower and the Administrative Agent certification as to exemption from deduction or withholding of any United States federal income taxes in connection herewith. Promptly upon the effectiveness of any assignment to an Eligible Assignee which was not previously a Bank, the Borrower shall execute a new Note payable to such Eligible Assignee. If any Bank ceases to be a party hereto as a result of an assignment, such Bank shall promptly deliver its Note to the Borrower for cancellation. Any assignment or transfer by a Bank of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Bank of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c)           Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Bank and an Eligible Assignee, the Eligible Assignee’s completed Administrative Questionnaire (unless the Eligible Assignee shall already be a Bank hereunder) and the processing and recordation fee referred to in paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in a register for the recordation of the names and addresses of the Banks, and the Commitments of, and principal amount of the Loans owing to, each Bank pursuant to the terms hereof from time to time (the “Register”). No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(d)           Any Bank may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other Persons (a “Participant”) in all or a portion of such Bank’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Bank’s obligations under this Agreement shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Bank sells such a participation shall provide that such Bank shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Bank will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to Section 9.2(a) that affects such Participant. Subject to paragraph (e) of this Section, each Participant shall be entitled to the benefits of Sections 4 and 2.12 to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section

9.4 as though it were a Bank; provided that such Participant agrees to be subject to Section 9.5 as though it were a Bank.

(e)           A Participant shall not be entitled to receive any greater payment under Section 2.12 or Section 4 than the applicable Bank would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.

(f)            Without limiting any right of a Bank to pledge its rights under this Agreement to a third party, it is specifically acknowledged that any Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Bank, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Bank from any of its obligations hereunder or substitute any such pledgee or assignee for such Bank as a party hereto.

9.4           Indemnification by the Borrower; Documentary Taxes. (a) The Borrower agrees to indemnify the Administrative Agent and each Bank, their respective affiliates and the respective directors, officers, agents and employees of the foregoing (each an “Indemnified Person”) and hold each Indemnified Person harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by such Indemnified Person in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnified Person shall be designated a party thereto) brought or threatened relating to or arising out of this Agreement or any Note or any actual or proposed use of proceeds of any Loan hereunder; provided that no Indemnified Person shall have the right to be indemnified hereunder for such Indemnified Person’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction.

(b)           The Borrower shall pay all out-of-pocket expenses of the Administrative Agent (including fees and disbursements of special counsel for the Banks) in connection with the preparation and administration of this Agreement, the Notes and any waiver or amendment of any provision hereof or thereof and, if there is an Event of Default, all out-of-pocket expenses incurred by the Administrative Agent or any Bank (including fees and disbursements of counsel and time charges of attorneys who may be employees of the Administrative Agent or such Bank) in connection with such Event of Default and collection and other enforcement proceedings resulting therefrom. The Borrower agrees to indemnify the Banks from and hold them harmless against any documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of this Agreement or the Notes.

9.5           Sharing of Set-Offs. Each Bank agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest due with respect to any Note held by it which is greater than the proportion received by any other Bank in respect of the aggregate amount of principal and interest due with respect to any Note held by such other Bank, the Bank receiving such proportionately greater payment shall purchase such participations in the Notes held by the other Banks, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to Notes held by Banks shall be shared by the Banks pro rata; provided that nothing in this Section 9.5 shall impair the right of any Bank to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Borrower other than the indebtedness evidenced by the Notes. The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Note, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation. If under any applicable bankruptcy, insolvency or other similar law, any Bank receives a secured claim in lieu of a set-off to which this Section would apply, such Bank shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Banks entitled under this Section to share in the benefits of any recovery on such secured claim.

9.6           Collateral. Each of the Banks represents that it in good faith is not relying on any “margin stock” (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for in this Agreement.

9.7           Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument.

9.8           Headings; Table of Contents. The section and subsection headings used herein and the Table of Contents have been inserted for convenience of reference only and do not constitute matters to be considered in interpreting this Agreement.

9.9           Governing Law.  This Agreement and the Notes shall be construed in accordance with and governed by the law of the State of Illinois.

9.10         Entire Agreement. This Agreement and the Notes embody the entire agreement and understanding among the Borrower, the Administrative Agent and the Banks and supersede all prior agreements and understandings among the Borrower, the Administrative Agent and the Banks relating to the subject matter thereof other than those contained in the fee letters described in Section 8.13 which shall survive and remain in full force and effect during the term of this Agreement.

9.11         Several Obligations; Benefits of this Agreement. The respective obligations of the Banks hereunder are several and not joint and no Bank shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Bank to perform any of its obligations hereunder shall not relieve any other Bank from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns, provided, however, that the parties hereto expressly agree that each Arranger shall enjoy the benefits of the provisions of Section 9.4 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.

9.12         Severability of Provisions. Any provision in this Agreement or any Note that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of this Agreement and each Note are declared to be severable.

9.13         Nonliability of Banks. The relationship between the Borrower on the one hand and the Banks and the Administrative Agent on the other hand shall be solely that of borrower and bank. Neither the Administrative Agent, any Arranger nor any Bank shall have any fiduciary responsibilities to the Borrower. Neither the Administrative Agent, any Arranger nor any Bank undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations. The Borrower agrees that neither the Administrative Agent, any Arranger nor any Bank shall have liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by this Agreement or any Note, or any act, omission or event occurring in connection therewith, unless it is determined in a final nonappealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. Neither the Administrative Agent, any Arranger nor any Bank shall have any liability with respect to, and the Borrower hereby waives, releases and agrees not to sue for, any special, indirect, consequential or punitive damages suffered by the Borrower in connection with, arising out of, or in any way related to this Agreement or any Note or the transactions contemplated hereby or thereby.

9.14        CONSENT TO JURISDICTION. THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR ILLINOIS STATE COURT SITTING IN CHICAGO, ILLINOIS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY NOTE AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY BANK TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE

BORROWER AGAINST THE ADMINISTRATIVE AGENT OR ANY BANK OR ANY AFFILIATE OF THE ADMINISTRATIVE AGENT OR ANY BANK INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATING TO, OR CONNECTED WITH THIS AGREEMENT OR ANY NOTE SHALL BE BROUGHT ONLY IN A COURT IN CHICAGO, ILLINOIS.

9.15        WAIVER OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH BANK HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY NOTE OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

BEMIS COMPANY, INC.

By:
Title:

Commitment	Lender

$52,500,000	BANK ONE, NA (Main Office Chicago), as
Administrative Agent and as a Bank

By:
Title:

Lending Office:
1 Bank One Plaza
IL1-0088
Chicago, Illinois 60670
Attention: Carmelita Tibayan
Facsimile: (312) 732-2715

with a copy to:

Bank One, NA
111 E. Wisconsin Ave.
Milwaukee, WI 53202
Attention: Jack West
Facsimile: (414) 765-2625

$52,500,000	WACHOVIA BANK, N.A., as Syndication
Agent and as a Bank

By:
Title:

Lending Office:

191 Peachtree Street N.E.
Suite 2800
Atlanta, GA 30303
Attention: Shawn Janko
Facsimile: (404) 332-6898

with a copy to:

Wachovia Bank, N.A.
70 West Madison Street, Suite 2440
Chicago, Illinois 60602
Attention: John C. Canty
Facsimile: (312) 853-0693

$35,000,000	U.S. BANK NATIONAL ASSOCIATION

By:
Title:

Lending Office:

225 S. 6th Street
EP-NW-M7C5
Minneapolis, MN 55402
Attention: Karen Johnson
Facsimile: (612) 973-0832

with a copy to:

225 S. 6th Street
EP-NW-M7C5
Minneapolis, MN 55402
Attention: Karen Weathers
Facsimile: (612) 973-0832

$35,000,000	JPMORGAN CHASE BANK

By:
Title:

Lending Office:

500 Stanton Christiana Road
Newark, Delaware 19713
Attention: Eric Stratton
Facsimile: (302) 634-1852

with a copy to:

270 Park Avenue
21st Floor
New York, NY 10017
Attention: Peter Predun
Facsimile: (212) 270-4724

$35,000,000	WELLS FARGO BANK, NATIONAL
ASSOCIATION

By:
Title:

Lending Office:

201 Third Street, MAC 0187-081
San Francisco, CA 94103
Attention: Ginnie Padgett
Facsimile: (415) 512-1943

with a copy to:

Sixth & Marquette
MAC-N9305-031
Minneapolis, MN 55479
Attention: Scott D. Bjelde
Facsimile: (612) 667-2276

$20,000,000	ING (U.S.) CAPITAL LLC

By:
Title:

Lending Office:

135 East 57th Street
New York, NY 10055
Attention: Lissette Ruiz
Facsimile: (646) 424-8256

with a copy to:

590 Madison Avenue
New York, NY 10022
Attention: John Kippax
Facsimile: (646) 424-7229

$20,000,000	SUMITOMO MITSUI BANKING
CORPORATION

By:
Title:

Lending Office:

277 Park Avenue
New York, NY 10172
Attention: Courtney Whitlock
Facsimile: (212) 224-5197

with a copy to:

233 S. Wacker Dr.
40th Floor
Chicago, IL 60606
Attention: Vic Pierzchalski
Facsimile: (312) 876-6436

PRICING SCHEDULE

The “Eurodollar Margin,” “Facility Fee” and “Utilization Fee” for any day are the respective percentages set forth below in the applicable row under the column corresponding to the Status that exists on such day:

	Level I Status (At least A- by S&P or A3 by Moody’s)*	Level II Status (At least BBB by S&P or Baa2 by Moody’s)	Level III Status (Neither Level I Status nor Level II Status applies)

Eurodollar Margin	0.400%	0.575%	0.800%
Facility Fee	0.100%	0.125%	0.200%
Utilization Fee (>50%)	0.125%	0.125%	0.250%

* Ratings in effect at any date refer to the ratings of the Borrower’s long-term unsecured non credit-enhanced debt in effect at the close of business on such date.

If the Borrower is split-rated and the ratings differential is one notch, the higher of the two ratings will apply (e.g., A-/Baa1 results in Level I Status and BBB/Baa3 results in Level II Status). If the Company is split-rated and the ratings differential is two more notches, the rating which is one notch above the lower rating shall be used (e.g., A-/Baa3 results in Level II Status and BBB+/Ba1 results in Level III Status). If at any date, the Borrower’s long-term unsecured debt is rated by neither S&P nor Moody’s, then Level III shall apply.

EXHIBIT A

FORM OF NOTE

________________, 200__

Chicago, Illinois

FOR VALUE RECEIVED, BEMIS COMPANY, INC., a Missouri corporation (the “Borrower”), hereby unconditionally promises to pay to the order of _____________________________ (the “Bank”) for the account of its Lending office, the unpaid principal amount of each Loan made by the Bank to the Borrower pursuant to the Credit Agreement referred to below on the last day of the Interest Period relating to such Loan. The Borrower promises to pay interest on the unpaid principal amount of each such Loan on the dates and at the rate or rates provided for in the Credit Agreement.

All such payments of principal and interest shall be made in lawful money of the United States of America in Federal or other immediately available funds at the office of the Administrative Agent located at 1 Bank One Plaza, Chicago, Illinois 60670.

All Loans made by the Bank, the respective types and maturities thereof and all repayments of the principal thereof shall be recorded by the Bank and, prior to any transfer hereof, appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding shall be endorsed by the Bank on the schedule attached hereto and made a part hereof; provided that the failure of the Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.

This note is one of the Notes referred to in the Credit Agreement dated as of January 11, 2002, among the Borrower, various financial institutions and Bank One, NA, as Administrative Agent (as the same may be amended from time to time, the “Credit Agreement”). Terms defined in the Credit Agreement are used herein with the same meanings. Reference is made to the Credit Agreement for provisions for the prepayment hereof and the acceleration of the maturity hereof.

BEMIS COMPANY, INC.

By:
Name:
Title:

EXHIBIT B

FORM OF OPINION OF COUNSEL

TO THE COMPANY

To the Banks Party to the Credit Agreement referred to

below and Bank One, NA, as Administrative Agent

Ladies/Gentlemen:

I am Senior Vice President, General Counsel and Secretary of Bemis Company, Inc. (the “Borrower”) and, as such, I have acted as counsel to the Borrower in connection with the Credit Agreement dated as of January 11, 2002 (the “Agreement”) among the Borrower, the Banks listed on the signature pages thereof (the “Banks”) and Bank One, NA, as Administrative Agent. Terms defined in the Agreement are used herein as defined therein.

In addition to the Agreement, I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as I have deemed necessary or advisable for the purposes of this opinion.

Based on the foregoing, I am of the opinion that:

1.             The Borrower and each Subsidiary is a corporation duly organized and validly existing, and the Borrower and, to the best of my knowledge, each Material Subsidiary is in good standing, under the laws of the State of its incorporation, has all power and authority to carry on its business as now being conducted and to own its properties and is duly licensed or qualified and in good standing as a foreign corporation in each other jurisdiction in which its properties are located or in which failure to qualify would materially or adversely affect the conduct of its business or the enforceability of contractual rights of the Borrower.

2.             The execution, delivery and performance by the Borrower of the Agreement and the Notes are within the Borrower’s corporate power, have been duly authorized by all necessary corporate action and will not contravene, or constitute a default under, any provision of applicable law or regulation or the certificate of incorporation or by-laws of the Borrower, or of any judgment, order, decree, agreement or instrument binding on the Borrower or result in the

B-1

creation of any Lien upon any of its property or assets.

3.             The Agreement and the Notes constitute the valid and binding obligations of the Borrower.

4.             Except as may have been disclosed in writing to the Banks prior to the signing of the Agreement, there are no actions, suits or proceedings pending against or, to the best of my knowledge, threatened against or affecting the Borrower or any Subsidiary in any court or before any governmental department, agency or instrumentality, an adverse decision in which could materially and adversely affect the financial condition or business of the Borrower or the ability of the Borrower to perform its obligations under the Agreement or the Notes.

5.             No approval, consent or authorization of or filing or registration with any governmental authority or body is necessary for the execution, delivery or performance by the Borrower of the Agreement or the Notes or for the performance by the Borrower of any of the terms or conditions thereof, except for such approvals, consents or authorizations (copies of which have been delivered to the Banks) as have been obtained and are in full force and effect.

Very truly yours,

B-2

EXHIBIT C

FORM OF OPINION OF SPECIAL COUNSEL

TO THE ADMINISTRATIVE AGENT

To the Banks which are parties to the Credit Agreement referred to below and to Bank One, NA, as Administrative Agent

Re:          Bemis Company, Inc.

Ladies/Gentlemen:

We have acted as special counsel to Bank One, NA, in its capacity as Administrative Agent (in such capacity, the “Administrative Agent”), in connection with the Credit Agreement (the “Credit Agreement”) dated as of January 11, 2002 among Bemis Company, Inc., the Banks listed on the signature pages thereof and the Administrative Agent. Capitalized terms used herein and not otherwise defined shall have the meanings attributed to them in the Credit Agreement.

In connection herewith, we have examined (i) counterparts of the Credit Agreement executed by the Borrower, the Banks and the Administrative Agent; and (ii) copies of the Notes issued by the Borrower on the date hereof pursuant to the Credit Agreement (the “Notes”). In connection with such examination, we have assumed the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies (including copies received by facsimile). We also have assumed, without any independent investigation, (a) that each of the parties to the Credit Agreement has duly authorized, executed and delivered the Credit Agreement pursuant to due power and authority, (b) that the Borrower has duly authorized, executed and delivered the Notes pursuant to due authority and (c) that the Credit Agreement is the legal, valid and binding obligation of each party thereto other than the Borrower, and is enforceable against each such party in accordance with its terms.

Based upon the foregoing, and subject to the qualifications set forth below, we are of the opinion that, under the laws of the State of Illinois:

(1)           The Credit Agreement is the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms.

(2)           Each Note is the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms.

Our opinions are subject to the following qualifications:

(a)           Our opinions are subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally and to the effect of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing.

(b)           We express no opinion as to indemnification or contribution obligations which contravene public policy.

(c)           Our opinions are limited to the laws of the State of Illinois, and we express no opinion as to the laws of any other jurisdiction.

(d)           We express no opinion as to any provision of the Credit Agreement that purports to establish an evidentiary standard for determinations by the Banks or the Administrative Agent.

(e)           We express no opinion as to Section 9.5 of the Credit Agreement insofar as it authorizes any Person to exercise any right of offset.

(f)            We express no opinion as to whether any court outside the State of Illinois would honor the choice of Illinois law as the governing law of the Credit Agreement and the Notes.

(g)           We express no opinion as to any provision of the Credit Agreement purporting to convey rights to Persons other than parties to the Credit Agreement.

This opinion letter speaks solely as of the date hereof and is based solely upon current laws and regulations and facts known to us as of the date hereof and we have not undertaken any obligation to update this opinion in the event of changes thereto or additional legislation.

This opinion letter is solely for the benefit of the addressees hereof (and their respective successors and permitted assigns) in connection with the transactions contemplated by the Credit Agreement, and this opinion letter may not be relied upon by any other Person or for any other purpose.

Very truly yours,

MAYER, BROWN & PLATT

EXHIBIT D

ASSIGNMENT AND ASSUMPTION AGREEMENT

AGREEMENT dated as of _________, ____ among [ASSIGNOR] (the “Assignor”), [ASSIGNEE] (the “Assignee”), BEMIS COMPANY, INC. (the “Borrower”) and BANK ONE, NA, as Administrative Agent (the “Administrative Agent”).

W I T N E S S E T H

WHEREAS, this Assignment and Assumption Agreement (this “Agreement”) relates to the Credit Agreement dated as of January 11, 2002 among the Borrower, the Assignor, the other Banks party thereto, as Banks, and the Administrative Agent (as amended or otherwise modified prior to the date hereof, the “Credit Agreement”);

WHEREAS, as provided under the Credit Agreement, the Assignor has a Commitment to make Loans to the Borrower in an aggregate principal amount at any time outstanding not to exceed $__________; and

WHEREAS, the Assignor proposes to assign to the Assignee the rights of the Assignor under the Credit Agreement in respect of a portion of its Commitment thereunder in an amount equal to $__________ (the “Assigned Amount”), together with a corresponding portion of its outstanding Committed Loans, and the Assignee proposes to accept assignment of such rights and assume the corresponding obligations from the Assignor on such terms;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

Section 1. Definitions. All capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Credit Agreement.

Section 2. Assignment. The Assignor hereby assigns and sells to the Assignee all rights of the Assignor under the Credit Agreement to the extent of the Assigned Amount, and the Assignee hereby accepts such assignment from the Assignor and assumes all of the obligations of the Assignor under the Credit Agreement to the extent of the Assigned Amount, including the purchase from the Assignor of the corresponding portion of the principal amount of the Loans made by the Assignor outstanding at the date hereof. Upon the execution and delivery hereof by the Assignor, the Assignee, the Borrower and the Administrative Agent and the payment of the amounts specified in Sections 3 and 4 required to be paid on the date hereof, (i) the Assignee shall, as of the date hereof, succeed to the rights and be obligated to perform the obligations [of a Bank under the Credit Agreement with a Commitment in an amount equal to] [of the Assignor under the Credit Agreement in respect of, and the Commitment of the Assignor shall be increased an amount equal to,] the Assigned Amount, and (ii) the Commitment of the Assignor shall, as of the date hereof, be reduced by a like amount and the Assignor released from its obligations under the Credit Agreement to the extent such obligations have been assumed by the Assignee. The assignment provided for herein shall be without recourse to the Assignor.

Section 3. Payments. As consideration for the assignment and sale contemplated in Section 2 hereof, the Assignee shall pay to the Assignor on the date hereof in Federal funds the amount heretofore agreed between them. It is understood that facility fees and utilization fees accrued to the date hereof in respect of the Assigned Amount are for the account of the Assignor and such fees accruing from the date hereof are for the account of the Assignee. Each of the Assignor and the Assignee hereby agrees that if it receives any amount under the Credit Agreement which is for the account of the other party hereto, it shall receive the same for the account of such other party to the extent of such other party’s interest therein and shall promptly pay the same to such other party.

Section 4. Consent of the Borrower and the Administrative Agent. This Agreement is conditioned upon the consent of the Administrative Agent and, if required, the Borrower, pursuant to Section 9.3(b) of the Credit Agreement and the payment to the Administrative Agent of the $4,000 fee referenced in such Section (unless such fee is waived by the Administrative Agent). The execution of this Agreement by the Borrower and the Administrative Agent is evidence of their consent to the assignment contemplated hereby. Pursuant to such Section 9.3(b), the Borrower agrees to execute and deliver (i) to the Assignee and, if the Assignor has retained a Commitment under the Credit Agreement, the Assignor, a new Note in the amount of its respective Commitment after giving effect hereto.

Section 5. Non-Reliance on Assignor. The Assignor makes no representation or warranty in connection with, and shall have no responsibility with respect to, the solvency, financial condition, or statements of the Borrower, or the validity and enforceability of the obligations of the Borrower in respect of the Credit Agreement or any Note. The Assignee acknowledges that it has, independently and without reliance on the Assignor, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and will continue to be responsible for making its own independent appraisal of the business, affairs and financial condition of the Borrower.

Section 6. The Assignee hereby represents and warrants to the Assignor, the Administrative Agent, the Borrower and each Bank that none of the consideration used to make the purchase of the Commitment and/or Loans hereunder constitutes “plan assets” as defined under ERISA, and the rights and interests of the Assignee in and under the Credit Agreement or such Assignee’s Note will not be “plan assets” under ERISA.

Section 7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

Section 8. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Section 9.  No Assumption of Rights or Duties of the Administrative Agent. Notwithstanding any of the foregoing provisions of this Agreement, the Assignor is not assigning, and the Assignee is not assuming, any of the rights, duties or responsibilities of the Assignor in its capacity as Administrative Agent under the Credit Agreement.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

[ASSIGNOR]

By
Title:

[ASSIGNEE]

By

Title:

BEMIS COMPANY, INC.

By

Title:

BANK ONE, NA, as Administrative
Agent

By
Title: